Exhibit 99.2

Third Quarter 2004 Results - Supplemental Information

A)	Oilfield Services

Q1)	What was the Oilfield Services pretax return on sales for the quarter?

Oilfield Services pretax return on sales in the third quarter was 16.9% compared to 17.9% in the second quarter of 2004 and 17.7% in the third quarter of 2003.

Q2)	What is the Capex guidance for 2004?

The Capex is expected to reach $1,060 million for the full year 2004.

Q3)	What was the financial impact of the hurricanes in the Gulf of Mexico activity?

The hurricane season disrupted the operations in the Gulf of Mexico for about 10 days, leading to a $12 million pretax operating income adverse impact. The storms did not damage any Schlumberger facilities.

B)	WesternGeco

Q4)	What multiclient surveys were capitalized in the third quarter?

WesternGeco began acquiring a new and significantly pre-funded multiclient survey in the third quarter of 2004. This is the only multiclient survey that is expected to be acquired in 2004. In 2005, WesternGeco does not expect to acquire any new surveys unless they are significantly pre-funded. In the quarter, WesternGeco capitalized $19 million, related to the new survey currently being acquired and processing of surveys previously acquired.

Q5)	What multiclient sales were made in the quarter and what was the associated cost of sales?

Multiclient sales in the quarter were $86 million. The corresponding cost of sales was $55 million. About 56% of the surveys sold had no NBV with about 6% of the revenue coming from surveys considered impaired in September 2003.

Q6)	What is the Capex guidance for 2004?

The 2004 Capex is expected to reach $150 million, excluding about $60 million of multiclient surveys.

C)	Other

Q7)	Which businesses were reported in the “Other” segment in the third quarter?

The only remaining businesses in the “Other” segment are Global Tel*Link, Payphones and Essentis.

Schlumberger expects to close the sale of Global Tel*Link in the fourth quarter of 2004, subject to regulatory approval.

The other two businesses are under active divestiture plans.

D)	Schlumberger Limited

Q8)	What was Schlumberger before tax and after-tax return on sales, before minority interest, for the quarter?

Schlumberger pretax return on sales before charges for the third quarter was 13.5%.

Schlumberger after-tax before charges and minority interest return on sales for the third quarter was 10.8%.

Q9)	What was included in discontinued operations in the quarter?

Income from discontinued operations in the quarter of $21 million included:

•	An adjustment to the sale of Telecom Software of $7 million

•	An adjustment to the sale of Axalto of $9 million

•	A gain on sale of Axalto shares of $9 million

•	A loss on UK Messaging of $4 million

Q10)	What are the stock option and discounted stock purchase plan (DSPP) expenses?

The company has two stock compensation plans – stock option awards and an employee stock purchase plan. The company started to record stock option expense in the income statement beginning in the second half of 2003, on a prospective basis for grants after January 1, 2003. The effect on the entire year 2003 net income and earnings per share was $13 million ($0.02 per share). In 2004, we expect to record a total cost of $28 million ($0.05 per share).

Q11)	How did net debt† decrease during the quarter?

After the quarterly dividend payment of $111 million, net debt of $1.66 billion at September 30, 2004, decreased $110 million in the quarter, mainly due to liquidity generated by the operations, the proceeds from the sale of Axalto shares and the divestiture of Electricity Meters North America, partially offset by a stock buyback of $237 million and a contribution to the US pension plan of $249 million.

†	(Net debt is gross debt less cash, short term investments as well as fixed income investments held to maturity.)

Q12)	What was the third quarter Effective Tax Rate (ETR), and what is the ETR guidance for the last quarter of 2004 and for the full year 2005?

The third quarter ETR from continuing operations before charges was 19.4%, substantially lower than last quarter due to the improvement of pretax income in WesternGeco, coupled with a favorable country mix.

We expect the ETR from continuing operations before charges for the last quarter of the year to be in the low twenties. For 2005, Schlumberger expects the ETR to be in the mid-twenties range. The ETR is particularly sensitive to the geographic business mix in WesternGeco.

Q13)	What were the changes in interest income and interest expense during the quarter?

Interest income of $15 million increased $3.8 million sequentially and $3.8 million compared to the same quarter last year. Average return of 2.2% increased by 0.5% sequentially and year-on-year. Average investment balance of $2.6 billion was down $79 million sequentially and $20 million compared to the same quarter last year.

Interest expense of $44 million decreased $6.6 million sequentially and $32 million from the same quarter last year. Average borrowing rates of 3.6% decreased from 3.7% last quarter and 4.0% last year. Average debt balance of $4.4 billion decreased $880 million sequentially and $3.0 billion compared to the same quarter last year.

Schlumberger expects the net interest expense to be approximately $25 million in the coming quarters.

Q14)	What is the difference between Oilfield Services pretax income and the sum of the geographic areas?

The difference of $7 million in the quarter came from Oilfield Services headquarters projects and costs together with Oilfield Services consolidation eliminations.

Q15)	What is the difference between Schlumberger pretax income, before charges and interest, and the pretax income of the three business segments?

The $50 million pretax difference during the quarter included items such as corporate headquarters expenses, interest on post-retirement benefits, amortization of identifiable intangibles, currency exchange losses and gains and employee stock purchase and stock option costs.

Q16)	How does Schlumberger compute basic and fully diluted EPS?

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated by first adding back to net income the interest expense on the convertible bonds and then dividing this adjusted net income by the weighted average number of common shares outstanding assuming dilution, the calculation of which includes the shares from the conversion of convertible bonds and assumes that all stock options which are in the money are exercised at the beginning of the period and the proceeds used, by Schlumberger, to purchase shares at the average market price for the period.

The shares from the potential conversion of the convertible bonds amount to 19 million and the interest expense on the convertible bonds was $7.2 million in the third quarter.

Q17)	What was the Schlumberger annualized ROCE† run-rate for the quarter?

Annualized ROCE reached 17.1% in the third quarter of 2004.

†	ROCE is computed as [Net Income from continuing operations excluding charges + Minority Interest + Interest Expense - Interest Income - Tax benefit on interest expense] divided by the quarterly average of [Shareholders’ Equity + Net Debt + Minority Interest].

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This question and answer document, the third quarter 2004 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco; oil and natural gas demand and production growth; operating and capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.